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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 15, 2001)

$325,000,000

Consolidated Edison, Inc.

7.25% Public Income NotES (PINES®) due 2042

        This is an offering of $325,000,000 of 7.25% Public Income NotES (7.25% Debentures, Series 2002 A, which we refer to in this prospectus supplement as "PINES") due 2042 to be issued by Consolidated Edison, Inc. The PINES will be general unsecured, unsubordinated obligations of the Company. The PINES will mature on April 1, 2042. The Company will pay interest on the PINES on January 1, April 1, July 1 and October 1 of each year. The first payment will be on July 1, 2002. The PINES will be redeemable at the option of the Company, in whole or in part, at any time on or after April 8, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and will be increased in multiples of $25.

        The Company intends to list the PINES on the New York Stock Exchange and expects trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade "flat." This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

	Per PINES	Total
Initial public offering price	100.00%	$325,000,000
Underwriting discounts	3.15%	$10,237,500
Proceeds, before deducting expenses, to the Company	96.85%	$314,762,500

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from April 8, 2002 and must be paid by the purchaser if the PINES are delivered after April 8, 2002.

        The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on April 8, 2002.

        "PINES®" is a registered service mark of Salomon Smith Barney Inc.

Salomon Smith Barney

Merrill Lynch & Co. Morgan Stanley

A.G. Edwards & Sons, Inc.
Prudential Securities
UBS Warburg
Barclays Capital
Credit Suisse First Boston
Goldman, Sachs & Co.
HSBC
JPMorgan
Lehman Brothers
Quick & Reilly, Inc.
Doley Securities, Inc.
The Williams Capital Group, L.P.

April 3, 2002

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        In this prospectus supplement, the "Company" and "we," "us" and "our" refer to Consolidated Edison, Inc.

THE COMPANY

        Consolidated Edison, Inc. is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. The Company's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

        The Company's principal subsidiary is Consolidated Edison Company of New York, Inc., a regulated utility that provides electric service to over three million customers and gas service to over one million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

        Orange and Rockland Utilities, Inc. ("O&R") is also a regulated utility subsidiary of the Company. O&R, along with its regulated utility subsidiaries, provides electric service to over 278,000 customers and gas service to over 118,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

        The Company has unregulated subsidiaries that participate in competitive energy supply and services businesses that are subject to different risks than those found in the businesses of the regulated utility subsidiaries. The unregulated subsidiaries accounted for approximately 8.2 percent of consolidated operating revenues and 1.7 percent of consolidated net income in 2001, and 5.0 percent of consolidated total assets at December 31, 2001.

DESCRIPTION OF THE PINES

General

        We provide information to you about the PINES in two separate documents: (1) the accompanying prospectus and (2) this prospectus supplement.

        The following statements about the PINES are summaries and are subject to, and qualified in their entirety by reference to, the prospectus and the Indenture referred to in the prospectus. See "Description of Securities" in the prospectus for additional information concerning the PINES and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the prospectus or Indenture for the definitions of such terms. The provisions of the Indenture set forth the terms of the PINES in greater detail than this prospectus supplement or the prospectus. If the statements herein differ from the provisions of the Indenture, the provisions of the Indenture control.

        The PINES

  (1)
  will be unsecured obligations of the Company,
  (2)
  will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding,
  (3)
  will be limited in aggregate principal amount to $325,000,000,
  (4)
  will mature on April 1, 2042,
  (5)
  will be issued in minimum denominations of $25 and will be increased in multiples of $25,
  (6)
  will be redeemable at the option of the Company, in whole or in part, at any time on or after April 8, 2007 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date,

  (7)
  are expected to be listed on the New York Stock Exchange, and
  (8)
  are expected to be rated A2, A and A-, respectively, by Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Fitch Ratings.

Quarterly Payments

        Interest on the PINES will accrue from the date of original issuance at a rate of 7.25% per annum and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2002 (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, the record date will be the fifteenth day of the month preceding such Interest Payment Date, except as otherwise provided in the Indenture.

        The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a Sunday, a legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest may be made on the next succeeding Business Day.

Redemption and Repayment

        The PINES will be redeemable at the option of the Company, in whole or in part, at any time on or after April 8, 2007, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, the Company may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require the Company to repay PINES prior to maturity.

The Trustee and Transfer and Paying Agent

        JPMorgan Chase Bank, acting through its principal corporate trust office at 450 West 33rd Street, New York, New York, is the Trustee for the PINES. The Bank of New York is the transfer and paying agent for the PINES. Payment of principal and interest will be payable, and the PINES will be transferable, at the corporate trust office of the paying agent at 101 Barclay Street, New York, New York. The Company may, however, pay interest by check mailed to registered holders of the PINES. At the maturity of the PINES, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such PINES at the office of the Trustee.

Book-Entry Only

        The PINES will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depositary") and will be in denominations of $25. The PINES will be represented by a single global security (the "Global Security") and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

        Upon the issuance of the Global Security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the PINES represented by such Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the PINES.

        So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the PINES represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have PINES represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of PINES in definitive form and will not be considered the owners or holders thereof under the Indenture.

        Principal and interest payments on PINES registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such PINES. None of the Company, the Trustee, any paying agent or the registrar for the PINES will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such PINES or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that the Depositary for the PINES or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such PINES as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

        If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue PINES in definitive form in exchange for the entire Global Security representing such PINES. In addition, the Company may at any time, and in its sole discretion, determine not to have the PINES represented by the Global Security and, in such event, will issue PINES in definitive form in exchange for the Global Security representing such PINES. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of PINES represented by such Global Security equal in principal amount to such beneficial interest and to have such PINES registered in its name.

PINES so issued in definitive form will be issued as registered PINES in denominations that are integral multiples of $25.

Events of Default

        See "Description of Securities—Default and Certain Rights on Default" in the accompanying prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PINES constitutes the opinion of Dewey Ballantine LLP, special tax counsel to the Company. It deals only with original purchasers that acquire and hold the PINES as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding PINES as a part of a hedging or conversion transaction or a straddle, or U.S. investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of PINES should consult their own tax advisors concerning the federal income tax consequences of holding PINES in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Investors

        A U.S. investor will be taxed on the amount of payments of interest on PINES as ordinary interest income at the time it accrues or is received in accordance with the investor's regular method of accounting for United States federal income tax purposes.

        A U.S. investor disposing of PINES by sale, exchange for other property, or payment by the Company, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the investor's adjusted tax basis in the PINES. An investor will include any such accrued but unpaid interest in ordinary income. In general, the investor's adjusted tax basis in PINES will be equal to the initial purchase price. Any gain or loss recognized upon the sale or other disposition of PINES will be capital gain or loss and will be long-term capital gain or loss if the PINES have been held for more than one year at the time of disposition.

Foreign Investors

        Special tax rules apply to the holding and disposition of PINES by a foreign person, i.e., a person that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        Interest paid or accrued by a foreign investor that is not effectively connected with the conduct of a trade or business within the United States by the investor will not be subject to United States federal income tax or withholding tax, as long as the foreign investor (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related to the Company through stock ownership, is not a private foundation or other tax-exempt organization, and is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (ii) provides an appropriate statement to the Company or paying agent that is signed under penalties of perjury, certifying that the beneficial owner of the PINES is a foreign person and providing that foreign person's name and address.

        Any capital gain realized on the sale or other taxable disposition of PINES by a foreign investor will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the investor and (ii) in the case of an individual foreign investor, the investor is not present in the United States for 183 days or more during the taxable year.

Backup Withholding

        U.S. investors will generally be required to furnish a social security number or other taxpayer identification number in order to avoid "backup withholding" tax on distributions on PINES and payment of the proceeds from the disposition of PINES. Foreign investors can establish an exemption from backup withholding by providing the statement described above under "Foreign Investors."

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the investor's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Payments on PINES will be reported to the Internal Revenue Service and to the investor.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the PINES. Subject to certain conditions, each underwriter named below has severally agreed to purchase the aggregate principal amount of PINES indicated in the following table.

Underwriters	Principal Amount of PINES
Salomon Smith Barney Inc.	$39,300,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	39,200,000
Morgan Stanley & Co. Incorporated	39,200,000
A.G. Edwards & Sons, Inc.	39,200,000
Prudential Securities Incorporated	39,200,000
UBS Warburg LLC	39,200,000
Barclays Capital Inc.	6,500,000
Credit Suisse First Boston Corporation	6,500,000
Goldman, Sachs & Co.	6,500,000
HSBC Securities (USA) Inc.	6,500,000
J.P. Morgan Securities Inc.	6,500,000
Lehman Brothers Inc.	6,500,000
Quick & Reilly, Inc.	6,500,000
Doley Securities, Inc.	2,175,000
The Williams Capital Group, L.P.	2,175,000
ABN AMRO Incorporated	2,050,000
Bear, Stearns & Co. Inc.	2,050,000
Charles Schwab & Co., Inc.	2,050,000
Deutsche Bank Alex. Brown Inc.	2,050,000
First Union Securities, Inc.	2,050,000
H&R BLOCK Financial Advisors, Inc.	2,050,000
McDonald Investments Inc., a KeyCorp Company	2,050,000
Raymond James & Associates, Inc.	2,050,000
RBC Dain Rauscher Inc.	2,050,000
Robert W. Baird & Co. Incorporated	2,050,000
SunTrust Capital Markets, Inc.	2,050,000
U.S. Bancorp Piper Jaffray Inc.	2,050,000
Wells Fargo Van Kasper LLC	2,050,000
Advest, Inc.	550,000
BB&T Capital Markets, Inc.	550,000
C.L. King & Associates, Inc.	550,000
CIBC World Markets Corp.	550,000
Crowell, Weedon & Co.	550,000
Fahenstock & Co. Inc.	550,000
Ferris, Baker Watts, Incorporated	550,000
Gruntal & Co., L.L.C.	550,000
J.J.B. Hilliard, W.L. Lyons, Inc.	550,000
Janney Montgomery Scott LLC	550,000
Legg Mason Wood Walker, Incorporated	550,000
Mesirow Financial, Inc.	550,000
Morgan Keegan & Company, Inc.	550,000
M.R. Beal & Company	550,000
Muriel Siebert & Co., Inc.	550,000
NatCity Investments, Inc.	550,000
Pryor, Counts & Co., Inc.	550,000
Ramirez & Co., Inc.	550,000

Southwest Securities, Inc.	550,000
Stifel, Nicolaus & Company Incorporated	550,000
TD Waterhouse Investor Services, Inc.	550,000
Utendahl Capital Partners, L.P.	550,000
Wedbush Morgan Securities Inc.	550,000
William Blair & Co.	550,000

Total	$325,000,000

        PINES sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement, and, in part, to certain securities dealers at such price less a concession of $0.50 per PINES. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per PINES to certain brokers and dealers. After all the PINES are released for sale to the public, the underwriters may change the offering price and the other selling terms.

        Prior to the offering, there has been no public market for the PINES. We intend to list the PINES on the New York Stock Exchange, and we expect trading in the PINES on the Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the underwriters will undertake to sell lots of 100 or more PINES to a minimum of 400 beneficial holders.

        The PINES are a new issue of securities with no established trading market. The underwriters have advised the Company that the underwriters intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither the Company nor the underwriters can assure you that the trading market for the PINES will be liquid.

        In connection with this offering, the underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of PINES than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while this offering is in progress.

        The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased PINES sold by or for the account of that underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The Company expects to have an estimated $300,000 of expenses in connection with this offering.

PROSPECTUS

Consolidated Edison, Inc.

Debt Securities

        Consolidated Edison, Inc. may offer and sell up to $600,000,000 of our unsecured debt securities. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS
PROSPECTUS IS ACCURATE OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

        We will offer and sell our debt securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount or commission received by the underwriters from us as compensation, our other expenses for the offering and sale of the debt securities, and the net proceeds we receive from the sale. See "Plan of Distribution."

The date of this Prospectus is November 15, 2001.

TABLE OF CONTENTS

About This Prospectus
Where You Can Find More Information
Con Edison
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Securities
Plan of Distribution
Legal Matters
Experts

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. By using this process, we may offer up to a total dollar amount of $600,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

        References in this prospectus to the terms "we," "us" or other similar terms mean Consolidated Edison, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330. In addition, you may inspect such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

        The Commission allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed, provided, however, that we are not incorporating any information furnished under Item 9 of any Current Report on Form 8-K:

  •
  Con Edison's Annual Report on Form 10-K for the year ended December 31, 2000 ("2000 Form 10-K"), and

  •
  Con Edison's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2001.

  •
  Con Edison's Current Reports on Form 8-K, dated September 17, 2001 and October 18, 2001.

        This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its Web site.

        You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-6066).

CON EDISON

        Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

        Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over three million customers and gas service to over one million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

        Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 278,000 customers and gas service to over 118,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

USE OF PROCEEDS

        Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for general corporate purposes, including, among others, refunding of maturing debt and making additional investments in our subsidiaries. Such proceeds may be applied to the reduction of short-term indebtedness incurred for such purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth Con Edison's ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
Twelve Months Ended June 30, 2001
	2000	1999	1998	1997	1996
3.17	3.10	4.04	4.29	4.09	4.18

        The ratio of earnings to fixed charges has been computed based upon net income plus preferred stock dividends, income tax, income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest (whether expensed or capitalized) expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

DESCRIPTION OF SECURITIES

The debt securities are to be issued under an Indenture ("Indenture") to be entered into between Con Edison and JPMorgan Chase Bank, as Trustee ("Trustee") a form of which is included as an exhibit to the registration statement of which this prospectus is a part. Con Edison may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which debt securities will be issued.

        The debt securities will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison ("Subordinated Securities"); provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

        Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than the stock of its subsidiaries. Our ability to make payments on the debt securities is dependent on our receipt of dividends from our subsidiaries or proceeds from the sale by us of additional securities or assets. Our principal subsidiary, Con Edison of New York, is subject to certain restrictions on the dividends that it may pay to us. See Note B to our consolidated financial statements in the 2000 Form 10-K.

        There is no requirement that future issues of debt securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Securities, in connection with future issues of such other debt securities.

        The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate.

        The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

        General:    The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

        Reference is made to the prospectus supplement relating to the debt securities offered for the following terms:

  (1)
  the title of the debt securities;
  (2)
  the aggregate principal amount of the debt securities;
  (3)
  the percentage of the principal amount representing the price for which the debt securities shall be issued;
  (4)
  the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;
  (5)
  the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;
  (6)
  if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;
  (7)
  the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;
  (8)
  the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;
  (9)
  the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison;
  (10)
  the obligation, if any, of Con Edison to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid pursuant to such obligation;

  (11)
  whether the debt securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;
  (12)
  if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;
  (13)
  if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;
  (14)
  any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;
  (15)
  the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Sections 12.01 and 12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");
  (16)
  the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;
  (17)
  the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see "Subordination"); and
  (18)
  any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

        Con Edison may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

        The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities"). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

        One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

        Subordination:    If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 14.01)

        In the event (a) of any distribution of assets of Con Edison in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see "Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 14.02)

        Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 14.03)

        "Senior Indebtedness" means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 14.01)

        The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of June 30, 2001, $1.0 billion of Senior Indebtedness was outstanding.

        Redemption:    If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

        Global Securities:    The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

        The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

        Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

        If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

        Payments and Paying Agents:    Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, Stock Transfer Administration, 385 Rifle Camp Road, West Patterson, NJ 07424. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

        All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

        Consolidation, Merger and Sale:    The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its properties as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

        Modification of the Indenture:    The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

        Default and Certain Rights on Default:    The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

  (i)
  failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

  (ii)
  failure to pay principal or premium, if any, when due on any Indenture Security of such series;

  (iii)
  failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

  (iv)
  certain events of bankruptcy, insolvency or reorganization; and

  (v)
  any other Event of Default as may be specified for such series. (Section 6.01)

        The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

        Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired. (Section 6.04)

        The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) as to which it has received written notice within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

        Con Edison is required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

        Concerning the Trustee:    The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

        The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

        JPMorgan Chase Bank (formerly The Chase Manhattan Bank), which is the Trustee under the Indenture, is a participating bank under Con Edison's revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

        Satisfaction and Discharge of Indenture; Defeasance:    The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

        Reports Furnished Securityholders:    Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

PLAN OF DISTRIBUTION

        Con Edison will offer the debt securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of such debt securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison and its affiliates in the ordinary course of business.

        In connection with an offering made hereby, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

        The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

LEGAL MATTERS

        The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison by Peter A. Irwin, Esq., Associate General Counsel of Con Edison's principal subsidiary, Con Edison of New York, acting as counsel for the Company. Certain legal matters in connection with the debt securities will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP has from time to time performed legal services for affiliates of Con Edison.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to Con Edison's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$325,000,000

Consolidated Edison, Inc.

7.25% Public Income NotES (PINES®) due 2042

P R O S P E C T U S    S U P P L E M E N T
April 3, 2002

Salomon Smith Barney

Merrill Lynch & Co. Morgan Stanley

A.G. Edwards & Sons, Inc.
Prudential Securities
UBS Warburg
Barclays Capital
Credit Suisse First Boston
Goldman, Sachs & Co.
HSBC
JPMorgan
Lehman Brothers
Quick & Reilly, Inc.
Doley Securities, Inc.
The Williams Capital Group, L.P.